SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement made as of November 27, 2006 amends and restates that certain Employment Agreement dated as of the 1st day of November, 2003 (as such agreement was previously amended by Amendment No. 1 to Employment Agreement dated as of December 31, 2003 and by Amendment No. 2 to Employment Agreement dated as of September 1, 2005), between RxElite Holdings Inc., a Delaware corporation, having an address at 1404 N. Main St., Ste. 200, Meridian, ID 83642 ("Employer"), and the Employee, as previously amended and restated by that certain Amended and Restated Employment Agreement dated as of January 4, 2006.

WHEREAS, the Employee has entered into the Prior Employment Agreement with RxHoldings, LLC, a Nevada limited liability company (the "Nevada LLC");

WHEREAS, the Nevada LLC merged with and into the Employer as of October 27, 2003, and the Employer is the surviving corporation of such Merger;

WHEREAS, the Employer and the Employee have agreed to terminate the Prior Employment Agreement and to replace it with an Employment Agreement dated as of the 1st day of November, 2003 for an initial term through an initial Termination Date of November 1, 2005;

WHEREAS, the Employer and the Employee amended and restated the foregoing agreement by that certain Amended and Restated Employment Agreement dated as of January 4, 2006;

WHEREAS, the Employer and the Employee desire to further amend and restate said Employment Agreement and to enter into this Second Amended and Restated Employment Agreement;

NOW, THEREFORE, in consideration of Employee's employment with Employer under the terms of this Agreement and Employee's access to Confidential Information, as defined below, and pursuant to the mutual covenants set forth herein, the parties agree as follows.

1A. **Definitions.**

As used herein, the following terms have the following meanings:

"**Agreement**" shall mean this Agreement and any amendments hereto.

"**Agreement Term**" shall have the meaning ascribed to it in Section 2(a).

"**Base Salary**" shall mean the Employee's annual salary of (a) $108,000 ($9,000 per month) for the period through December 31, 2003; (b) $114,000 ($9,500 per month) for the period from January 1, 2004 through May 31, 2004; and (c) $132,000 ($11,000 per month) for the period from June 1, 2004 through the end of the Agreement Term, as may be adjusted pursuant to Section 5(a).

"**Board**" shall mean the Board of Directors of the Employer.

"**Cause**" shall have the meaning ascribed to it in Section 8.

"**Disability**" shall have the meaning ascribed to it in Section 2(c).

"**Employee**" means Earl Sullivan, having a residence address at 5514 W. School Ridge Rd., Hidden Springs, ID 83714.

"**Intellectual Property**" shall have the meaning ascribed to it in Section 4(d).

"**Prior Deferred Pay**" means the aggregate amount of $29,200 accrued pursuant to the Prior Employment Agreement.

"**Prior Employment Agreement**" means that certain employment agreement between Nevada LLC and the Employee, dated as of May 7, 2002.

"**Reporting Person**" shall mean the President of the Employer.

"**Termination Date**" December 31, 2007.

"**Title**" shall mean Executive Vice President Operations of the Employer.

1B. **The Prior Agreement.**

(a) (i) The Prior Agreement is terminated as of November 1, 2003 and is of no further force and effect. (ii) All rights of the Employee under the Prior Employment Agreement, other than his right to Prior Deferred Pay and accrued vacation days, are terminated as of November 1, 2003. (iii) The Employer and the Employee acknowledge that the Prior Deferred Pay was paid to the Employee on or before December 31, 2005, as contemplated by Amendment No. 1 to Employment Agreement and by Amendment No. 2 to Employment Agreement.

(b) In consideration for the Employer entering into the Employment Agreement dated November 1, 2003 and other good and valuable consideration, the Employee hereby releases and forever discharges the Employer (including, the Nevada LLC) and all of Employer's affiliates and subsidiaries, and each of its respective officers, directors, employees, successors and assigns from any action, cause of action, suit, claim or demand whatsoever, whether known or unknown and whether in law, in equity or otherwise which the Employee and any of his heirs, legal representatives, successors and assigns may ever have or hereafter can, shall or may have in any way resulting from or arising from any cause, matter or things whatsoever existing on November 1, 2003 relating to the Prior Agreement or any other agreement or understanding relating to the employment of the Employee by Nevada LLC or the Employer, other than the rights described in Section 1B(a)(ii) above.

2. **Agreement Term.**

(a) The Employer will employ the Employee and the Employee will work for the Employer for a term commencing on the date hereof and ending on the Termination Date, unless sooner terminated as provided in Section 2(b) or in the event of death or disability of the Employee as provided in Section 2(c) (the "Agreement Term"). Unless the Employer notifies the Employee 60 calendar days prior to the Termination Date that the Employer has decided not to renew this Agreement, then this Agreement shall be renewed for an additional two (2) year term (and, thereafter, for successive two (2) year terms), it being understood, however, that the Employer shall be under no obligation whatsoever to renew this Agreement. If this Agreement is, in fact, renewed for a two (2) year term, then the defined term "Termination Date" shall be automatically amended to extend the term by such two (2) year period, i.e., December 31, 2009, etc. and thereafter subsequently amended for any additional two (2) year period.

(b) This Agreement may be sooner terminated as follows:

(i) This Agreement may be terminated by the Employer for Cause prior to the end of the Termination Date on such date as shall be specified in a notice given by the Employer to the Employee.

(ii) This Agreement may be terminated by the Employer for any reason or no reason prior to the Termination Date by giving the Employee 60 calendar days' prior written notice.

(iii) This Agreement may be terminated by the Employee prior to the Termination Date by giving the Employer 45 calendar days' prior written notice (unless the Employer waives such notice and accepts the Employee's resignation on an earlier date).

(c) In the event of the death or disability of the Employee during the Agreement Term, this Agreement shall terminate as of the date of such death or as of the date of determination that such disability has occurred and the Employee's estate or the Employee, as the case may be, shall be entitled to receive (i) any and all accrued and unpaid portions of the Base Salary to the date of death or disability, (ii) all of the benefits to which the Employee would be entitled pursuant to Sections 7(a) and (c) hereof to the date of death or disability, and (iii) in the case of the death of the Employee, such other payments and benefits as shall be provided to the estate and beneficiaries of the deceased Employee under the then existing policies of the Employer. As used herein, a "disability" shall have occurred if, as a result of physical or mental incapacity, the Employee shall have been incapable of performing Employee's duties hereunder for a period in excess of twenty six (26) consecutive calendar weeks or an aggregate of thirty (30) weeks in any twelve (12) month period, as determined in good faith by the Board (or a committee or officer of the Employer designated by the Board) in its sole discretion. If the Employee disagrees with such determination, the Board (or such designated committee or officer) and the Employee shall select a mutually satisfactory physician to resolve the disagreement and the resolution of such physician shall be binding on both the Employer and the Employee.

3. **Duties.**

The Employee shall exercise such powers and perform such duties and services for the Employer as the Employer may, from time to time, reasonably require, devote his entire time, energy and attention to the business of the Employer and its subsidiaries, and shall not engage in any other business activity and the Employer shall be entitled to all of the benefits, profits or other issues arising from or incident to all work, services and advice of the Employee. The Employee shall hold the Title and shall have such duties, responsibilities and authorities as are generally associated with the Title, as such may be interpreted from time to time by the Board consistent with the general corporate policies of the Employer and shall report to the Reporting Person.

4. **Non-Competition; Nonsolicitation; Confidentiality; Intellectual Property Matters.**

(a) (i) During the Agreement Term and (subject to the last sentence of this item (i)) for a period of twelve (12) months after the effective date of termination of this Agreement, the Employee will not engage in any activity, in any capacity, in a business which is in Direct Competition with the business in which Employer and/or any of its affiliates or subsidiaries is then (or has previously been) involved and that is located or does business in any state in the United States or the District of Columbia or Canada except as an officer, director, shareholder or employee of Employer and/or any of its affiliates or subsidiaries. "Direct Competition" as used herein shall mean a business engaged in the manufacture of generic pharmaceuticals, as the term "manufacture of generic pharmaceuticals" shall be reasonably determined by the Board, in its sole and absolute discretion. If the Employee voluntarily terminates this Agreement (as described in Section 2(b)(iii), the terms and provisions of this Section 4(a)(i) shall not be applicable, and if the Agreement terminates on the Termination Date (and is not extended), the terms and provisions of this Section 4(a)(i) shall only be applicable if the Employer elects to cause the Employee to comply with the provisions of this Section 4(a)(i) by providing the salary and benefits described in Section 4(a)(ii)(z) below.

(ii) The Employee acknowledges that:

(x) in the event the Employer terminates this Agreement for Cause (as described in Section 2(b)(i)), then the Employee shall be obligated to comply with the provisions of Section 4(a)(i) without any compensation from the Employer;

(y) in the event the Employer terminates this Agreement other than for Cause (as described in Section 2(b)(ii)), then the Employee shall be obligated to comply with the provisions of Section 4(a)(i) for the duration of the Continuation Period (as defined in Section 9(c)(i)) and, if the Employer elects to extend compliance by an additional 6 months (as described in Section 9(c)(ii)), then during such additional 6 month period, <u>provided</u>, <u>however</u>, that if the Employer fails to provide the payment and/or benefits described in Section 9(b) and/or (c), as the

case may be, and the Employer fails to remedy such breach after 10 calendar days' notice from the Employee, the Employee may terminate compliance with the provisions of Section 4(a)(i);

(z) in the event this Agreement terminates on the Termination Date (and is not extended),

then the Employer shall be entitled (but not obligated) to cause the Employee to comply (as contemplated by Section 4(a)(ii)(y)) with the provisions of Section 4(a)(i) during the twelve (12) month period described in Section 4(a)(i) or any shorter period elected by the Employer by providing the Employee with the salary and benefits that the Employee would be eligible to receive during such twelve (12) month (or shorter) period had the Employee's employment not been terminated, it being understood that if such salary and benefits will not be provided, then the Employee shall have no obligation to so comply with Section 4(a)(i) after the Termination Date.

(b) During the Agreement Term and for a period of twelve (12) months after the effective date of termination of this Agreement, the Employee will not, unless acting with the express written consent of Employer, directly or indirectly, solicit or interfere with, or endeavor to entice away:

(i) any person who has rendered services as a subcontractor, consultant or employee or otherwise for the Employer and/or its affiliates or subsidiaries during the twelve (12) month period immediately preceding the date of termination or expiration of this Agreement; or

(ii) with respect to any business substantially similar to the business in which the Employer and/or any of its affiliates or subsidiaries is or has been engaged on or after the date of this Agreement, any person or entity who was a customer or client of the Employer and/or any of its affiliates or subsidiaries at any point during the twelve (12) months preceding the termination or expiration of this Agreement or any person or entity who requested or received a proposal from the Employer and/or any of its affiliates or subsidiaries within the twelve (12) months preceding the termination or expiration of this Agreement.

(c) Employee acknowledges he has received Confidential Information, as defined below, and will receive additional Confidential Information of Employer and/or its affiliates and subsidiaries during the course of his employment. In the course of Employee's duties, Employer has and will give Employee access to matters and information related to the business of Employer and/or its direct or indirect subsidiaries or affiliates and that are of a confidential or secret nature, including, without limitation, records, files, manuals, lists of customers, lists of suppliers, blanks, forms, sales know-how and information, supplies; materials, handling, transportation; computer programs, computer scripts, software or routines; internal, personnel, financial, marketing and other business information; the manner and method of

conducting business; strategic information, operations, other business plans and forecasts; information relating to Employer and/or any of its affiliates, employees, customers, suppliers, vendors, or other contractors; and any other private or proprietary information ("Confidential Information"). Employee and Employer agree that the scope of Employee's access to Confidential Information shall be determined solely by Employer, in its sole discretion. During the Agreement Term and at all times thereafter the Employee agrees to hold in confidence all Confidential Information which the Employee may use, acquire, learn, generate, develop or create during the Agreement Term (all of which shall be the sole and exclusive property of the Employer) and will not, without the written consent of Employer, except in the performance of the Employee's duties as an employee of the Employer, use, publish or disclose any such matter or thing except to the extent that (i) such information is otherwise publicly available or (ii) disclosure is required by applicable law or court order. Employee further agrees to turn over all Confidential Information in his possession or control at the termination of employment with the Employer, including, without limitation all copies thereof.

(d) Employee hereby assigns, and agrees to assign, to Employer all of Employee's right, title and interest in and to all inventions, discoveries, improvements, ideas, computer or other apparatus programs and related documentation, and other works of authorship, whether or not patentable, copyrightable or subject to other forms of protection, that are made, created, developed, written or conceived by the Employee during the Agreement Term (and any written or oral extension thereof), whether during or outside of regular work hours, either solely or jointly with another, in whole or in part, either: (i) in the course of his Employment by Employer and/or any of its affiliates or subsidiaries; (ii) relating to the actual or anticipated business or research or development of Employer and/or any of its affiliates or subsidiaries; or (iii) with the use of Employer's time, material, private or proprietary information, or facilities (herein each designated "Intellectual Property"). Employee agrees to execute (without charge to Employer) a specific assignment of title to Employer and to do anything else reasonably necessary to enable Employer to secure a patent, copyright or other form of protection for Intellectual Property anywhere in the world. Employee acknowledges and agrees that the Intellectual Property created within the scope of Employee's employment are, to the extent copyrightable, works made fore hire, as that term is defined in 17 USC 101, and that all right, title and interest in the Intellectual Property rests in the Employer.

(e) (i) Employee acknowledges and agrees that the remedy at law available to the Employer for breach of any of his obligations under this Section 4 would be inadequate, and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Employee acknowledges, consents and agrees that, in addition to any other rights or remedies which the Employer may have at law, in equity or under this Agreement, upon adequate proof of his violation of any provision of this Section 4, the Employer shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

(ii) Employee acknowledges and agrees that the covenants set forth in this Section 4 are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining

terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(f) Notwithstanding anything set forth herein, the covenants and agreements set forth in this Section 4 shall be deemed effective as of the first date of Employee's employment with the Employer, including, the Nevada LLC.

5. **Salary.**

(a) As compensation for services to be rendered to the Employer and in consideration for the covenants and agreements of the Employee contained herein, the Employer shall pay to the Employee the annual Base Salary, which Base Salary may be adjusted by the Board effective January 1 of each calendar year, as determined in the sole discretion of the Board to provide the Employee with compensation commensurate with the Employer's industry and the Employee's position and responsibility-level.

(b) The Base Salary shall be payable in substantially equal installments and in substantially the same manner that salaries are paid by Employer to other employees in comparable positions with the Employer.

6. **Vacation.**

The Employee shall be entitled to 15 business days paid vacation and 5 paid sick days (which may be taken as personal days if the Employee has not previously taken said days as sick days), per annum during the Employee's employment under this Agreement consistent with the Employer's vacation policy for employees generally, provided, however, that the Employee shall not be permitted to take more than ten consecutive business days of vacation at any particular time without the prior approval of the Employer's Executive Committee. The Employer's Executive Committee may (but shall not be obligated to) grant the Employee such additional paid sick days, as the Executive Committee may decide on a case by case basis.

7. **Benefits.**

(a) The Employer shall pay for Employee's and his family's medical insurance, as may be established from time to time by the Employer with such carriers and such coverage and such terms and conditions as the Employer may select. On or after the date hereof, the Employer shall be entitled to cause the Employee to participate in the cost of the foregoing medical insurance in such pro-rations as the Employer may decide in its sole and absolute discretion.

(b) The Employer will grant the Employee a Warrant to purchase up to 125,138 shares of Common Stock of the Employer, with an exercise price of $2.00 per share, in the form of Exhibit A to Amendment No. 2 to Employment Agreement. (c) The Employer shall continue to provide the Employee with the life insurance that the Employer provides the Employee on the

date hereof, provided, however, that the Employer may substitute the current policy with a comparable policy by a different carrier, in the sole and absolute discretion of the Board.

8. **Termination By Employer for Cause.**

Termination of this Agreement for "Cause" by the Employer shall mean termination due to the occurrence of any of the following events:

(a) if the Employee is convicted of any crime (whether or not involving the Employer) which constitutes a felony or involves moral turpitude, fraud or misrepresentation;

(b) if the Employer's Board of Directors determines that the Employee has committed an act which constitutes fraud, gross negligence or willful misconduct, provided, however, that prior to making any determination of Cause, the Board of Directors shall have given notice to the Employee and afforded the Employee no less than 60 calendar days' opportunity to cure such determination of Cause, provided, further, that if the Employee contests the determination of Cause, the Employee shall be afforded an opportunity to be heard by and present evidence to the Board of Directors.

9. **Certain Remedies.**

(a) In the event the Employer terminates this Agreement for Cause (as described in Section 2(b)(i)) or if the Employee voluntarily terminates this Agreement for any reason (as described in Section 2(b)(iii)), all of the Employee's rights under this Agreement shall thereupon terminate and Employee shall be entitled only

to receive through the date of such termination (which, for purposes of a voluntary termination by the Employee, shall include, unless waived by the Employer, the 45 calendar day notice period described in Section 2(b)(iii)):

(x) the payment of the Base Salary, as and to the extent contemplated in Sections 5(a) and (b), and

(y) the benefits described in Sections 7(a) and (c).

(b)(A) In the event the Employer terminates this Agreement other than for Cause (as described in Section 2(b)(ii)) (and this Agreement shall not otherwise have terminated pursuant to the terms of Section 2(c)), all of the Employee's rights under this Agreement shall thereupon terminate and the Employee shall be entitled only

(i) to receive through the date of such termination (which period shall include the 60 calendar day notice period described in Section 2(b)(ii)) (the "Effective Termination Date"):

(x) the payment of the Base Salary, as and to the extent contemplated in Sections 5(a) and (b), and

(y) the benefits described in Sections 7(a) and (c), and

(ii) to receive during the period commencing on the Effective Termination Date and ending on the later of (x) 12 months after the Effective Termination Date and (y) the Termination Date (if the Agreement had not been terminated (e.g., December 31, 2007, December 31, 2009, etc.:

(x) the payment of the Base Salary as and to the extent contemplated by Sections 5(a) and (b) and any bonuses earned and due (the "Severance Payment"), and

(y) the benefits described in Sections 7(a) and (c)

(B) Notwithstanding the foregoing, in the event that the Employer experiences a Change of Control (as defined below) and after giving effect to such Change of Control, this Agreement is not fully and completely reaffirmed by the surviving or succeeding entity, then, in lieu of receiving the Severance Payment as and to the extent contemplated by Section 5(a) and (b), the Employee shall be entitled to receive within 10 calendar days of the Change of Control Date (as defined below), the <u>sum</u> of:

(i) the amount that the Employee would have been entitled to receive as a Severance Payment had this Agreement been terminated without Cause on the Change of Control Date, provided, however, that in lieu of the payment of the Severance Payment in the form of Base Salary and bonus as and to the extent contemplated in Section 5(a) and (b), the payment shall be in the form of an immediately payable lump sum cash payment, <u>plus</u>

(ii) an immediately payable lump sum cash payment representing the payment of the Base Salary and bonus as would have been paid to the Employee through the Termination Date (as if the Change of Control had not occurred).

In addition to items (i) and (ii) of this Section 9(b)(B), the Employer shall provide the Employee with the benefits described in Section 7(a) and (c) as and to the extent contemplated by Section 7(a) and (c) for a period which shall be the longer of 24 months from the Change of Control Date and the Termination Date (if the Change of Control had not occurred), as and to the extent contemplated in Section 7(a) and (c).

In calculating the foregoing, for purposes of this Section 9(b)(B), the following provisions shall apply:

(x) For purposes of the calculation of the Base Salary, the Base Salary shall be increased on an annual basis to account for cost of living adjustments.

(y) For purposes of the calculation of the bonus, the bonus for all periods will be deemed calculated in a manner consistent with past bonuses (but not less than 20% of the Base Salary).

For the avoidance of doubt, in calculating the foregoing, there shall be no deduction, discount or offset (including, without limitation, for present valuation) other than with respect to withholding taxes according to the Employer's then effective policies.

A "Change of Control" as used herein shall mean a merger, consolidation, sale of assets or sale of stock or other transaction after giving effect to which the equityholders of the Employer prior to giving effect to such transaction own less than 50.1% of the equity of the Employer after giving effect to such transaction, calculated on a fully diluted basis. The date upon which a Change of Control shall be consummated shall be a "Change of Control Date".

(c) (i) During the twelve (12) month period immediately following the Effective Termination Date (the "Continuation Period"), the Employee shall be obligated to comply with the covenants and undertakings set forth in Section 4(a)(i) (subject to the proviso set forth in Section 4(a)(ii)(y)) and the Employee acknowledges and agrees that the consideration described in Section 9(b) is fair, adequate and complete compensation for the Employee's compliance with said Section 4(a)(i).

(ii) If the Employer desires to extend the Employee's compliance with Section 4(a)(i) after the expiration of the twelve (12) month period described in Section 9(c)(i) (which, for the avoidance of doubt, the Employer shall be under no obligation to do), then the Employer shall be entitled to extend the Employee's compliance with Section 4(a)(i) (subject to the proviso set forth in Section 4(a)(ii)(y)) by an additional 6 months after the expiration of the above-described twelve (12) month period, provided, that the Employer shall give the Employee notice of its desire to so extend the twelve (12) month period prior to the 6 month anniversary of the Effective Termination Date. In consideration of the six (6) month extension described in the preceding sentence, in addition to the Severance Payment to which the Employee is otherwise entitled, simultaneously with the Employer giving the notice described in the preceding sentence, the Employer shall pay the Employee a lump sum cash payment in the amount of 50% of the annual Base Salary. The Employee acknowledges and agrees that the consideration described in this Section 9(c)(ii) is fair, adequate and complete compensation for the Employee's compliance with said Section 4(a)(i).

10. **Notice.**

Any notice required or permitted to be given hereunder shall be in writing and

shall be deemed to have been duly given if delivered or mailed by registered mail, postage prepaid: if to the Employee at Employee's address set forth on the first page hereof, or at such other address as Employee shall designate by written notice to the Employer, and if to the Employer, at Employer's address set forth on the first page hereof, Attn: President, or at such other address as Employer shall designate by notice to the Employee.

11. **Successors and Assigns.**

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except that Employer may assign this Agreement to any affiliate or successor entity resulting from a merger, consolidation, sale of stock of Employer or sale of substantially all of the assets of Employer.

12. **Governing Law.**

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to its conflict of law rules.

13. **Only Contract Relating to Employment; Amendments.**

This Agreement supersedes any prior contracts relating to employment between the Employee and the Employer and constitutes the full and complete agreement between the Employee and the Employer in such respect and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement cannot be changed, modified or amended and no provision or requirement hereof may be waived without the consent in writing of the Employee and the Employer.

14. **Headings.**

The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

15. **Severability.**

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any provision contained in this Agreement is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope or other provision so that in its reduced form any such restriction shall thereafter be enforceable to the maximum

extent permitted by law. It is the intent of the parties hereto that the covenants contained in this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Employee hereby acknowledging that said restrictions are reasonably necessary for the protection of the Employer).

16. **Counterparts.**

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17. **Attorneys' Fees.**

If either party is required to retain the services of an attorney in order to enforce the terms or provisions of this Agreement, the prevailing party in any litigation arising therefrom shall be entitled to recover reasonable costs of collection and reasonable attorney's fees.

18. **Withholding Taxes.**

The Employer may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

IN WITNESS WHEREOF, the Employer and the Employee have caused this Agreement to be executed as of the date first above written.

RxElite Holdings Inc.

By: ______________________________
Name: Daniel Chen, Chairman of the Board

EMPLOYEE:

____
Name: Earl Sullivan